Exhibit 99.1
Lyft Announces Strong Q3 2024 Financial Results and Raises Full-Year Outlook
Active Riders and Rides reached new all-time highs
Gross Bookings grew 16% year-over-year

SAN FRANCISCO, CA, November 6, 2024 - Lyft, Inc. (Nasdaq:LYFT) today announced financial results for the third quarter ended September 30, 2024.
“Our team delivered one of the strongest quarters in Lyft history, following the many new innovations we’ve brought to drivers and riders so far this year," said CEO David Risher. “Going forward, our work with best-of-breed partners and the autonomous future we’re building will give people even more reasons to choose Lyft every time.”
“Operational excellence underpins the health of our marketplace and remains a long-term driver of our business,” said CFO Erin Brewer. “In Q3, we delivered across the board with both driver hours and Active Riders reaching all-time highs, surpassing the prior quarter records.”
Third Quarter 2024 Financial Highlights
•Gross Bookings of $4.1 billion was up 16% year-over-year.
•Revenue of $1.5 billion was up 32% year-over-year.
•Net loss of $(12.4) million, which includes a restructuring charge of $36.4 million taken during the quarter, compared to $(12.1) million in Q3’23.
•Net loss as a percentage of Gross Bookings was (0.3)%, which was flat year-over-year.
•Adjusted EBITDA of $107.3 million compared to $92.0 million in Q3’23.
◦Adjusted EBITDA margin as a percentage of Gross Bookings was 2.6%, which was flat year-over-year.
•Net cash provided by operating activities of $264.0 million compared to $2.3 million in Q3’23.
◦For the trailing twelve months, net cash provided by operating activities was $739.9 million.
•Free cash flow of $242.8 million compared to $(30.0) million in Q3’23.
◦For the trailing twelve months, free cash flow was $641.2 million.
Third Quarter 2024 Operational Highlights
•Record Active Riders of 24.4 million: up 9% year-over-year.
•Record Rides of 217 million: up 16% year-over-year.
•Autonomous partnerships: Lyft to join forces with Mobileye, May Mobility, and Nexar to connect riders to autonomous vehicles. Starting in 2025, riders in Atlanta will have the opportunity to be matched with an AV when hailing a ride on Lyft.
•DoorDash x Lyft: signed a strategic partnership with the local delivery leader in the U.S., offering exclusive benefits to riders that link their DashPass accounts. Millions of DashPass members in the U.S. now have another reason to choose Lyft every time.
•Further driver earnings improvements: drivers can count on their earnings being increased any time a ride takes 5 minutes longer than estimated, or for dropping off a rider that takes them out of their way without a ride back. Drivers also now see the estimated dollar per hour rate upfront for each ride.
Fourth Quarter 2024 Outlook
•Gross Bookings of approximately $4.28 billion to $4.35 billion, up 15% to 17% year-over-year
•Adjusted EBITDA of $100 million to $105 million and an Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.3% to 2.4%.
Updated FY’24 Outlook
•Rides growth in the mid-teens year-over-year.
•Gross Bookings to grow approximately 17% year-over-year.
•Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.3%, up from the prior outlook of 2.1%.

•Free cash flow to exceed $650 million.

We have not provided the forward-looking GAAP equivalent to our non-GAAP outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of reconciling items such as stock-based compensation and income tax. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see "GAAP to non-GAAP Reconciliations" below.

Financial and Operational Results through the Third Quarter of 2024

	Three Months Ended
	Sept. 30, 2024	Jun. 30, 2024	Sept. 30, 2023
	(in millions, except for percentages)
Active Riders	24.4	23.7	22.4
Rides	216.7	205.3	187.4
Gross Bookings	$4,108.4	$4,018.9	$3,554.1
Revenue	$1,522.7	$1,435.8	$1,157.6
Net income (loss)	$(12.4)	$5.0	$(12.1)
Net income (loss) as a percentage of Gross Bookings	(0.3)%	0.1%	(0.3)%
Net cash provided by (used in) operating activities	$264.0	$276.2	$2.3
Adjusted EBITDA	$107.3	$102.9	$92.0
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.6%	2.6%	2.6%
Adjusted Net Income (Loss)	$118.1	$98.9	$92.3
Free cash flow	$242.8	$256.4	$(30.0)
Note: Information on our key metrics and non-GAAP financial measures is also available on our Investor Relations page.

Definitions of Key Metrics
Active Riders
The number of Active Riders is a key indicator of the scale of our user community. Lyft defines Active Riders as all riders who take at least one ride during a quarter where the Lyft Platform processes the transaction. An Active Rider is identified by a unique phone number. If a rider has two mobile phone numbers or changed their phone number and that rider took rides using both phone numbers during the quarter, that person would count as two Active Riders. If a rider has a personal and business profile tied to the same mobile phone number, that person would be considered a single Active Rider. If a ride has been requested by an organization using our Concierge offering for the benefit of a rider, we exclude this rider in the calculation of Active Riders, unless the ride is accessible in that rider’s Lyft App.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides including rideshare and bike and scooter rides completed using our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft App. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft App.
Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions invoiced to rideshare riders including any applicable taxes, tolls and fees excluding tips to drivers. It also includes amounts invoiced for other offerings, including but not limited to: Express Drive vehicle rentals, bike and scooter rentals, and amounts recognized for subscriptions, bike and bike station hardware and software sales, media, sponsorships, partnerships, and licensing and data access agreements.
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Non-GAAP Financial Measures”.
Webcast

Lyft will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://investor.lyft.com/. The archived webcast will be available on our Investor Relations page shortly after the call.
About Lyft
Whether it’s an everyday commute or a journey that changes everything, Lyft is driven by our purpose: to serve and connect. In 2012, Lyft was founded as one of the first ridesharing communities in the United States. Now, millions of drivers have chosen to earn on billions of rides. Lyft offers rideshare, bikes, and scooters all in one app — for a more connected world, with transportation for everyone.
Available Information
Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its X accounts (@lyft and @davidrisher), its Chief Executive Officer’s LinkedIn account (linkedin.com/in/jdavidrisher) and its blogs (including: lyft.com/blog, lyft.com/hub, and eng.lyft.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Lyft's future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Lyft's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, Lyft’s guidance and outlook, including for the fourth quarter and full fiscal year 2024, and the trends and assumptions underlying such guidance and outlook, and Lyft’s plans and expectations, including statements about autonomous partnerships and our strategic partnership with DoorDash and the benefits such partnerships will provide. Lyft’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to our limited operating history and the macroeconomic environment and the risk that our partnerships may not materialize as expected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Lyft's filings with the Securities and Exchange Commission (“SEC”), including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 that was filed with the SEC on August 7, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 that will be filed with the SEC by November 12, 2024. The forward-looking statements in this release are based on information available to Lyft as of the date hereof, and Lyft disclaims any obligation to update any forward-looking statements, except as required by law. This press release discusses "customers." For rideshare, there are two customers in every car - the driver is Lyft's customer, and the rider is the driver's customer. We care about both.
Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation and sublease income, as well as, if applicable, restructuring charges, costs related to acquisitions and divestitures and costs from transactions related to certain legacy auto insurance liabilities. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines Adjusted Net Income (Loss) as net income (loss) adjusted for amortization of intangible assets, stock-based compensation expense (net of any benefit), and payroll tax expense related to stock-based compensation, as well as, if applicable, restructuring charges and transaction costs related to certain legacy auto insurance liabilities and cost related to acquisitions and divestitures. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.
Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
In November 2022, April 2023 and September 2024, Lyft committed to plans of termination as part of efforts to reduce operating expenses. Lyft believes the costs associated with these restructuring efforts do not reflect performance of Lyft’s ongoing operations. Lyft believes the adjustment to exclude the costs related to restructuring from Adjusted EBITDA and Adjusted Net Income (Loss) is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA and Adjusted Net Income (Loss) amounts.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Contacts
Aurélien Nolf, Investor Relations	Stephanie Rice, Media
investor@lyft.com	press@lyft.com

Lyft, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share and per share data)
(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$770,298	$558,636
Short-term investments	1,156,735	1,126,548
Prepaid expenses and other current assets	940,335	892,235
Total current assets	2,867,368	2,577,419
Restricted cash and cash equivalents	270,248	211,786
Restricted investments	1,196,837	837,291
Other investments	42,982	39,870
Property and equipment, net	483,861	465,844
Operating lease right of use assets	83,866	98,202
Intangible assets, net	48,242	59,515
Goodwill	256,393	257,791
Other assets	13,358	16,749
Total assets	$5,263,155	$4,564,467
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$109,336	$72,282
Insurance reserves	1,592,564	1,337,868
Accrued and other current liabilities	1,715,181	1,508,855
Operating lease liabilities — current	41,752	42,556
Convertible senior notes, current	389,773	—
Total current liabilities	3,848,606	2,961,561
Operating lease liabilities	103,779	134,102
Long-term debt, net of current portion	574,475	839,362
Other liabilities	80,516	87,924
Total liabilities	4,607,376	4,022,949
Stockholders’ equity
Preferred stock, $0.00001 par value; 1,000,000,000 shares authorized as of September 30, 2024 and December 31, 2023; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value; 18,000,000,000 Class A shares authorized as of September 30, 2024 and December 31, 2023; 406,280,530 and 391,239,046 Class A shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively; 100,000,000 Class B shares authorized as of September 30, 2024 and December 31, 2023; 8,530,629 and 8,566,629 Class B shares issued and outstanding as of September 30, 2024 and December 31, 2023.	4	4
Additional paid-in capital	10,978,966	10,827,378
Accumulated other comprehensive loss	(3,329)	(4,949)
Accumulated deficit	(10,319,862)	(10,280,915)
Total stockholders’ equity	655,779	541,518
Total liabilities and stockholders’ equity	$5,263,155	$4,564,467

Lyft, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$1,522,692	$1,157,550	$4,235,739	$3,179,004
Costs and expenses
Cost of revenue	888,255	644,500	2,463,135	1,800,091
Operations and support	117,462	118,763	336,238	325,338
Research and development	104,447	109,229	303,277	460,745
Sales and marketing	215,779	129,947	537,621	355,055
General and administrative	253,436	195,290	742,332	653,228
Total costs and expenses	1,579,379	1,197,729	4,382,603	3,594,457
Loss from operations	(56,687)	(40,179)	(146,864)	(415,453)
Interest expense	(7,362)	(6,209)	(22,262)	(17,793)
Other income (expense), net	50,941	34,399	133,941	124,689
Loss before income taxes	(13,108)	(11,989)	(35,185)	(308,557)
Provision for (benefit from) income taxes	(682)	111	3,762	5,454
Net loss	$(12,426)	$(12,100)	$(38,947)	$(314,011)
Net loss per share
Basic	$(0.03)	$(0.03)	$(0.10)	$(0.82)
Diluted	$(0.03)	$(0.03)	$(0.10)	$(0.82)
Weighted-average number of shares outstanding used to compute net loss per share
Basic	412,229	389,307	406,785	381,697
Diluted	412,229	389,307	406,785	381,697
Stock-based compensation included in costs and expenses:
Cost of revenue	$6,789	$5,553	$18,564	$23,825
Operations and support	2,310	2,818	6,299	12,727
Research and development	32,036	40,699	89,208	183,555
Sales and marketing	4,822	5,723	13,257	25,360
General and administrative	42,999	43,750	127,464	147,385

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(38,947)	$(314,011)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	115,189	85,350
Stock-based compensation	254,793	392,852
Amortization of premium on marketable securities	236	93
Accretion of discount on marketable securities	(66,220)	(46,581)
Amortization of debt discount and issuance costs	2,744	2,124
(Gain) loss on sale and disposal of assets, net	8,180	(9,471)
Other	(2,556)	2,173
Changes in operating assets and liabilities, net effects of acquisition
Prepaid expenses and other assets	(39,631)	(35,354)
Operating lease right-of-use assets	19,971	21,769
Accounts payable	34,711	(52,988)
Insurance reserves	254,696	(94,580)
Accrued and other liabilities	189,903	(77,919)
Lease liabilities	(36,698)	(15,209)
Net cash (used in) provided by operating activities	696,371	(141,752)
Cash flows from investing activities
Purchases of marketable securities	(2,976,674)	(2,354,598)
Purchases of term deposits	(2,194)	—
Proceeds from sales of marketable securities	155,181	345,422
Proceeds from maturities of marketable securities	2,497,355	2,751,529
Proceeds from maturities of term deposits	3,539	5,000
Purchases of property and equipment and scooter fleet	(70,055)	(121,250)
Cash paid for acquisitions, net of cash acquired	—	1,630
Sales of property and equipment	67,856	79,033
Other	1,113	—
Net cash (used in) provided by investing activities	(323,879)	706,766
Cash flows from financing activities
Repayment of loans	(61,807)	(60,519)
Proceeds from issuance of convertible senior notes	460,000	—
Payment of debt issuance costs	(11,888)	—
Purchase of capped call	(47,886)	—
Repurchase of Class A common stock	(50,000)	—
Payment for settlement of convertible senior notes due 2025	(350,000)	—
Proceeds from exercise of stock options and other common stock issuances	7,173	6,697
Taxes paid related to net share settlement of equity awards	(12,490)	(2,208)
Principal payments on finance lease obligations	(35,403)	(35,935)
Contingent consideration paid	—	(14,100)
Net cash used in financing activities	(102,301)	(106,065)
Effect of foreign exchange on cash, cash equivalents and restricted cash and cash equivalents	(67)	(68)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	270,124	458,881
Cash, cash equivalents and restricted cash and cash equivalents
Beginning of period	771,786	391,822
End of period	$1,041,910	$850,703

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Reconciliation of cash, cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$770,298	$590,541
Restricted cash and cash equivalents	270,248	258,798
Restricted cash, included in prepaid expenses and other current assets	1,364	1,364
Total cash, cash equivalents and restricted cash and cash equivalents	$1,041,910	$850,703
Non-cash investing and financing activities
Financed vehicles acquired	$90,918	$130,891
Purchases of property and equipment and scooter fleet not yet settled	7,144	10,998
Right-of-use assets acquired under finance leases	39,845	63,706
Right-of-use assets acquired under operating leases	4,336	3,760
Remeasurement of finance and operating lease right of use assets	(9,505)	(12,729)

Lyft, Inc.
GAAP to Non-GAAP Reconciliations
(in millions)
(unaudited)

	Three Months Ended
	Sept. 30, 2024	Jun. 30, 2024	Sept. 30, 2023
Adjusted EBITDA
Net income (loss)	$(12.4)	$5.0	$(12.1)
Adjusted to exclude the following:
Interest expense(1)	8.9	9.4	7.3
Other (income) expense, net	(50.9)	(41.9)	(34.4)
Provision for (benefit from) income taxes	(0.7)	1.9	0.1
Depreciation and amortization	45.1	37.7	29.5
Stock-based compensation	89.0	85.7	98.5
Payroll tax expense related to stock-based compensation	1.7	4.2	1.9
Sublease income	0.9	1.0	1.2
Restructuring charges(2)	25.8	—	—
Adjusted EBITDA	$107.3	$102.9	$92.0
Gross Bookings	$4,108.4	$4,018.9	$3,554.1
Net income (loss) as a percentage of Gross Bookings	(0.3)%	0.1%	(0.3)%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.6%	2.6%	2.6%
_______________
(1) Includes $1.5 million, $1.5 million and $1.1 million related to the interest component of vehicle related finance leases in the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.
(2) In the third quarter of 2024, we incurred restructuring charges of $13.4 million of fixed asset disposals, $10.8 million of other current assets disposals and other costs and $1.5 million of severance and other employee costs. Restructuring related charges for accelerated depreciation of fixed assets of $10.6 million are included on its respective line item. These charges were related to the restructuring plan announced in September 2024.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Three Months Ended
	Sept. 30, 2024	Jun. 30, 2024	Sept. 30, 2023
Adjusted Net Income (Loss)
Net income (loss)	$(12.4)	$5.0	$(12.1)
Adjusted to exclude the following:
Amortization of intangible assets	3.5	4.0	4.0
Stock-based compensation expense	89.0	85.7	98.5
Payroll tax expense related to stock-based compensation	1.7	4.2	1.9
Restructuring charges(1)	36.4	—	—
Adjusted Net Income (Loss)	$118.1	$98.9	$92.3
_______________
(1) In the third quarter of 2024, we incurred restructuring charges of $13.4 million of fixed asset disposals, $10.8 million of other current assets disposals and other costs, $10.6 million of accelerated depreciation of fixed assets and $1.5 million of severance and other employee costs. These charges were related to the restructuring plan announced in September 2024.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Trailing Twelve Months Ended	Three Months Ended
	Sep. 30, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Free cash flow

Net cash provided by (used in) operating activities	$739.9	$264.0	$276.2	$156.2	$43.5	$2.3
Less: purchases of property and equipment and scooter fleet	(98.7)	(21.2)	(19.8)	(29.1)	(28.6)	(32.3)
Free cash flow	$641.2	$242.8	$256.4	$127.1	$14.9	$(30.0)
_______________
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.